Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
April 24, 2014	(610) 524-7272

PRESS RELEASE

Omega Flex, Inc today reported its results of operations for the Three Months Ended March 31, 2014:

	OMEGA FLEX, INC. (OFLX)

	Three Months Ended March 31,

	2014	2013

Net Sales	$16,589,000	$16,382,000

Net Income attributable to Omega Flex, Inc.	$2,195,000	$1,582,000

Earnings Per Share - Basic and Diluted	$0.22	$0.16

Weighted Average Shares - Basic and Diluted	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company’s results for the first quarter of 2014 improved over 2013, despite the awful weather conditions which stalled construction projects across a large portion of the United States.

Net Sales were slightly better than the prior year, being $16,589,000 and $16,382,000 for the three months ended 2014 and 2013, respectively, representing an increase of 1.3%.

The Company’s Net Income for the first three months of 2014 was $2,195,000 compared to $1,582,000 recognized during the same quarter last year, increasing 38.8%.  The Company was able to expand the bottom line through improved international operations, the curtailment of expenses, and modest price enhancements.

The first quarter of 2014 saw the release of the Company’s new AutoSnap® fitting.  With its increased ease of use, allowing installers to save valuable time, it has been in strong demand with our customers.  The Company is hopeful that the coming months will recover the balance of the projects delayed due to  the winter weather, and gain market share from the continued rollout of this innovative new fitting.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.